UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2026

Fractyl Health, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41942	27-3553477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Van de Graaff Drive Suite 200
Burlington, Massachusetts		01803
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 902-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	GUTS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 21, 2026, Fractyl Health, Inc. (the “Company”) adopted a plan to sharpen its strategic focus on its Revita® program in connection with a strategic reprioritization. As part of the plan, the Company will reduce its workforce by approximately 45% of the Company’s current headcount. The reduction in force is expected to be completed during the fourth quarter of 2026.

The Company estimates that it will incur charges of approximately $2 million for severance and other employee termination-related costs, with the majority of such costs to be incurred in the fourth quarter of 2026. The estimated costs that the Company expects to incur, and the timing thereof, are subject to a number of assumptions and actual results may differ. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction, including potential impairment charges, if any. If required, the Company will amend this Current Report on Form 8-K at such time as its management is able in good faith to estimate the amount, or range of amounts, of these additional charges.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Executive Officer

In connection with the workforce reduction, on October 21, 2026, Jay Caplan announced his retirement. effective October 30, 2026 (the “Separation Date”), from his executive roles as the Company’s President and Chief Product Officer. Mr. Caplan will be entitled to severance benefits as set forth in his employment agreement. Mr. Caplan’s Employment Letter Agreement, dated January 26, 2024, by and between the Company and Mr. Caplan (the “Caplan Agreement”), is filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1/A (File No. 333-276046), filed with the Securities and Exchange Commission (the “SEC”) on January 29, 2024. Mr. Caplan is expected to continue to support the Company as a senior advisor to the leadership team following the Separation Date.

In connection with Mr. Caplan’s retirement, the Company intends to enter into separation and consulting agreements with Mr. Caplan that will provide for the terms of Mr. Caplan’s cessation of employment. Such separation and consulting agreements have not yet been finalized. The Company will provide a description of the material terms of the separation and consulting agreements by filing a Current Report on Form 8-K after the information is determined or becomes available.

Appointment Of President

In connection with Mr. Caplan’s departure, on October 21, 2026, the Board of Directors of the Company appointed Harith Rajagopalan, M.D., Ph.D., the Company’s Co-Founder, Chief Executive Officer and a member of the Board, to serve as President of the Company, effective as of the Separation Date, in addition to his continuing roles as Chief Executive Officer and as a director of the Company. Dr. Rajagopalan will continue to serve as the Company’s principal executive officer.

Item 8.01 Other Events.

On October 22, 2026, the Company issued a press release announcing its sharpened strategic focus on Revita, the workforce reduction, and that the Company is discontinuing internal development of its Rejuva gene therapy program and is seeking strategic alternatives for the program, a copy of which is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated October 22, 2026.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fractyl Health, Inc.

Date:	October 22, 2026	By:	/s/ Harith Rajagopalan
Harith Rajagopalan, M.D., Ph.D. Co-Founder, Chief Executive Officer and Director (Principal Executive Officer)